Exhibit 10.28

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 29, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is among FIF AIREBEAM LLC, a Delaware limited liability company, and FIF ST. GEORGE, LLC (d/b/a InfoWest), a Delaware limited liability company (whether, one or more, individually and collectively, the “Borrower”), and FIRST NATIONAL BANK OF OMAHA, a national banking association (the “Lender”).

WHEREAS, the Borrower, FIF Utah LLC (d/b/a Utah Broadband), a Delaware limited liability company (“FIF Utah”), as a “Borrower”, and the Lender are parties to that certain Credit Agreement dated as of September 17, 2024 (as from time to time amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”), pursuant to which the Lender has agreed to make term loans and other extensions of credit to the Borrower and FIF Utah in accordance with the terms thereof; and

WHEREAS, the Lender has made Term Loans (as defined in the Existing Credit Agreement) to the Borrower and FIF Utah pursuant to the Existing Credit Agreement, and the aggregate outstanding principal balance of such Term Loans as of the date of this Agreement is $10,187,500.00 (together, the “Existing Term Loans”); and

WHEREAS, pursuant to the terms of this Agreement and a separate Credit Agreement dated as of the date hereof (the “FIF Utah Credit Agreement”) between FIF Utah and Lender, the Borrower, FIF Utah and the Lender desire to split and refinance the Existing Term Loans whereby a portion of the outstanding principal balance of the Existing Term Loans in the aggregate amount of $9,008,447.00 will be repaid by the Borrower pursuant to this Agreement and the other Loan Documents (as defined herein) and the remaining portion of the outstanding principal balance of the Existing Term Loans in the amount of $1,179,053.00 will be repaid by FIF Utah pursuant to the FIF Utah Credit agreement and the Loan Documents (as defined in the FIF Utah Credit Agreement) related thereto; and

WHEREAS, in connection with the foregoing, FIF Utah will cease to be a “Borrower” under the Existing Credit Agreement, as amended and restated by this Agreement, and the other Loan Documents but will become a Guarantor (as defined below) and will guarantee the full and prompt payment and performance of the Obligations (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms.

(a)    All terms used herein and defined in the UCC (as defined below) shall have the meanings given to such terms therein unless otherwise defined herein. As used in this Agreement, the following terms have the meanings specified below:

"Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Adjustment Date” means the Closing Date, and thereafter the first (1st) day of each succeeding calendar month for each succeeding Interest Period.

"Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA.

"Anti‑Terrorism Laws” means any laws relating to terrorism, import/export licensing, or money laundering, all as amended, supplemented or replaced from time to time.

"Applicable Margin” means (a) 2.75% per annum with respect to any SOFR Loan, and (b) 1.75% per annum with respect to any Base Rate Loan.

"Authorized Officer” means the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

"Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 9(d).

"Base Rate” means, for any day, a rate per annum equal to equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) SOFR for a one month term in effect on such date.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Base Rate Loan” means any Loan that bears interest at a rate based on the Base Rate.

"Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 9.

"Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Lender, in consultation with the Borrower giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities, and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than 0%, such Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for similar Dollar-denominated credit facilities.

"Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)          In the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days) after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 9.

"Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

"Board” has the meaning assigned to such term in Section 10(o).

"BOB” means Boston Omaha Broadband, LLC, a Delaware limited liability company.

"BOB Guaranty” means the Amended and Restated Guaranty, dated as of October 29, 2025, by BOB in favor of the Lender.

"Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Borrowing Request” means a written request by the Borrower to the Lender for the funding of a Term Loan, in the form set forth on Exhibit C attached hereto (or other form reasonably acceptable to the Lender).

"Borrowing Date” means (a) the Closing Date with respect to any Term Loan made on or prior to the Closing Date and (b) any Business Day specified in a Borrowing Request pursuant to Section 2(b) as a date on which the Borrower requests the Lender to make a Term Loan hereunder.

"Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Omaha, Nebraska are authorized or required by law to close.

"Capital Expenditures” with respect to any Person, means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets, software, or additions to equipment (including replacements, capitalized repairs, and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person; provided, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the acquisition of assets to the extent financed with the trade-in amount of existing equipment solely to the extent that the gross amount of the purchase price of equipment acquired substantially contemporaneously with the actual trade-in therewith is reduced by such trade-in amount, (b) expenditures that are accounted for as capital expenditures of such Person that are actually reimbursed by a third party (other than such Person or Affiliate of such Person), and (c) leasehold improvements that are funded by the landlord of such leasehold that are accounted for as capital expenditures by such Person.

"Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

"Capital Lease Obligations” with respect to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases under GAAP on the balance sheet of such Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States, in each case maturing within one year or less from the date of acquisition thereof and (b) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.

"Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

"Change of Control” means (a) Parent shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, Equity Interests representing at least 75% of the outstanding voting power and economic interests of BOB on a fully diluted basis; (b)  BOB shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, Equity Interests representing at least 100% of the outstanding voting power and economic interests of any Borrower on a fully diluted basis; or (c) BOB or any Borrower shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, Equity Interests representing at least 100% of the outstanding voting power and economic interests of any Material Subsidiary on a fully diluted basis.

"Closing Date” means the date on which the conditions specified in Section 11(a) shall have been fulfilled to the reasonable satisfaction of the Lender in all respects.

"Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Collateral” has the meaning provided in the Security Agreement.

"Collateral Access Agreement” means any landlord waiver, warehouse waiver, mortgagee waiver or other agreement, in form and substance reasonably satisfactory to the Lender, between the Lender and any third party (including any landlord, warehouseman, mortgagee, bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or where any Collateral is located, as such waiver or other agreement may be amended, restated, or otherwise modified from time to time.

"Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower or any Guarantor within the meaning of Section 414 of the Code.

"Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

"Compliance Certificate” means a Compliance Certificate duly executed by an Authorized Officer of the Borrower in substantially the form of Exhibit A attached hereto.

"Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Consolidated Adjusted EBITDA” means, with respect to each of the Borrower, and FIF Utah and their respective Subsidiaries for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Interest Expense for such period (including interest on Capital Lease Obligations), (ii) income tax expense for such period (net of tax refunds), (iii) all amounts attributable to depreciation, amortization and accretion expense for such period, (iv) any non-cash charges or losses for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), (v) all transaction fees and expenses of the Borrower, FIF Utah and their respective Subsidiaries incurred in connection with the execution and delivery of the Loan Documents and any amendments thereto provided that the amount added back to Consolidated Adjusted EBITDA pursuant to this clause (v) shall not exceed $200,000, (vi) expenses, charges and losses indemnified or reimbursed for such period or reasonably expected to be indemnified or reimbursed, (vii) any proceeds of business interruption insurance, (viii) reasonable and documented out-of-pocket transaction expenses incurred in connection with the negotiation and documentation of Permitted Acquisitions provided that the amount added back to Consolidated Adjusted EBITDA pursuant to this clause (viii) shall not exceed 5% of Consolidated Adjusted EBITDA calculated after giving effect to the amount to be added back pursuant to such clause (but subject to the limitation in this proviso), and (ix) other non-recurring cash charges and expenses that are acceptable to the Lender in its reasonable discretion, minus (b) without duplication and to the extent included in Consolidated Net Income for such period, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period, (ii) any extraordinary gains and any non-cash items of income for such period, and (iii) the Pro Rata Percentage of financial advisor fees, accounting fees, legal fees, administrative fees and any similar fees and out-of-pocket costs expenses of BOB for such period, all calculated in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio” means, for any measurement period, the ratio of the following as determined for such period: (a) the result of Consolidated Adjusted EBITDA, minus (i) Unfinanced Maintenance Capital Expenditures, minus (ii) any dividends or distributions paid by the Borrower or FIF Utah to BOB in cash, minus (iii) the cash portion of taxes paid to (b) Debt Service Charges, all determined for the Borrower and FIF Utah and their respective Subsidiaries on a consolidated basis in accordance with GAAP.

"Consolidated Funded Indebtedness” means, at any date of determination, the sum (but without duplication) of all Indebtedness under clauses (i), (ii), (iii) (including any earn-out obligations, but solely to the extent such earn-out obligations remain due and payable for more than five (5) Business Days after the date it becomes due and payable pursuant to the terms thereof, and is not being contested in good faith in accordance with the terms applicable thereto), (iv), and (vi) of the definition of “Indebtedness” and guarantees in respect of such Indebtedness referred to above, in each case of the Borrower and FIF Utah and their respective Subsidiaries on a consolidated basis, determined in accordance with GAAP. For avoidance of doubt, Consolidated Funded Indebtedness shall not include any Operating Lease Expense.

"Consolidated Net Income” for any period, means the consolidated net income (or loss) of the Borrower, FIF Utah and their respective Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Consolidated Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Funded Indebtedness for such date to (b) Consolidated Adjusted EBITDA for the period of four fiscal quarters ended on or most recently prior to such date.

"Covered Entity” means the Borrower, its Affiliates and Subsidiaries, all guarantors (including the Guarantors), pledgors of collateral, and all owners of the foregoing.

"Cure Amount” has the meaning assigned to such term in Section 14.

"Cure Right” has the meaning assigned to such term in Section 14.

"Debt Service Charges” means for any measurement period, the sum (without duplication) of the following as determined for such period: (a) cash Interest Expense, plus (b) regularly scheduled payments (but no prepayments) of principal on Indebtedness (including Capital Lease Obligations), all determined for the Borrower, FIF Utah and their respective Subsidiaries on a consolidated basis in accordance with GAAP.

"Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate” has the meaning assigned to such term in Section 3(b).

"Disposition” of any Person, means a sale, transfer, lease or other disposition (including pursuant to a merger and whether effected pursuant to a Division or otherwise) of any asset, including any Equity Interests of such Person.

"Division” means a division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) under which the assets, liabilities and/or obligations of a Person are divided among two or more Persons, which may or may not include the Person whose assets, liabilities and/or obligations were divided and such Person may or may not survive after giving effect thereto.

"Dollar” and “$” mean lawful money of the United States.

"ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission of the United States.

"Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Guarantor directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests” means, as to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated including, without limitation, common and preferred shares and interests), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

"ERISA Event” means with respect to any Loan Party or any Commonly Controlled Entity, any of the following: (a) a Reportable Event; (b) the withdrawal of a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of “critical” status under Section 432 of the Code or Section 305 of ERISA, or the filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Plan by the PBGC; (g) the failure to make any required contribution to any Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal); and (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of any liability under Title IV of ERISA other than for PBGC premiums due but not delinquent.

"Event of Default” has the meaning assigned to such term in Section 14.

"Excluded Subsidiary” means any Subsidiary (other than a Material Subsidiary) of a Borrower that is formed for the sole purpose of receiving government funding and only owns assets financed with such funding.

"Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

"FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

"Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0.00%.

"FIF Airebeam and St. George Existing Term Loans” means a portion of the Existing Term Loans in the aggregate outstanding principal amount of $9,008,447.00 to be paid by Borrower pursuant to this Agreement and the Loan Documents.

"FIF Utah Guaranty” means the Guaranty, dated as of the date hereof by FIF Utah in favor of the Lender.

"Financial Officer” means, as to any Person, the chief executive officer, the chief financial officer of such Person or such other officer as shall be reasonably satisfactory to the Lender.

"GAAP” means generally accepted accounting principles, as in effect in the United States, consistently applied.

"Governmental Authority” means any federal, state, county or municipal governmental agency, authority, bureau, central bank, department, board, commission, officer, official, arbitrator, court, tribunal, grand jury or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whose consent or approval is required as a prerequisite to (i) the continued uninterrupted operation of the business of the Borrower and/or its Subsidiaries or (ii) the performance of any act or obligation or the observance of any agreement or condition of the Borrower and/or its Subsidiaries under any Loan Document.

"Guarantors” means, collectively, (a) BOB, (b) FIF Utah, (c) each wholly-owned Material Subsidiary of the Borrower and (d) each other Person that has guaranteed all or any portion of the Obligations for the benefit of the Lender.

"Guaranty” means each of the BOB Guaranty and the FIF Utah Guaranty.

"Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness” means (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations which are outstanding more than ninety (90) days past the invoice date); (iv) Capital Lease Obligations; (v) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; (ix) obligations secured by any Liens, whether or not the obligations have been assumed and (x) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (A) any and all Swap Agreements, and (B) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

"Initial Borrowing Date” means with respect to the FIF Airebeam and St. George Existing Term Loans, the “Borrowing Date” with respect to the applicable FIF Airebeam and St. George Existing Term Loan, as such term was defined in the Existing Credit Agreement.

"Interest Expense” means for any Person for any period, the interest expense of such Person for such period (including all imputed interest on Capital Leases).

"Interest Period” means, as to any Loan, the period between the Adjustment Date and the next Adjustment Date; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond any Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 9 shall be available for such Loan.

"Latest Maturity Date” means, at any date of determination and with respect to the Term Loans, the latest Maturity Date applicable to any such Term Loans hereunder at such time.

"Lender” has the meaning assigned to such term in the introductory paragraph of this Agreement, and shall include its successors and permitted assigns.

"Lender’s Office” means the Lender’s office at 1601 Dodge Street, Stop 3306, Omaha, Nebraska 68197 or as such office or offices of the Lender or branch, subsidiary or Affiliate thereof as may be designated in writing from time to time by the Lender to the Borrower.

"Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever.

"Loan Documents” means this Agreement, the Security Documents, the Guaranty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Lender by or on behalf of one or more of the Borrower and the Guarantors in connection with this Agreement or the transactions contemplated hereby.

"Loan Parties” means, collectively, the Borrower and the Guarantors (excluding any Guarantor that is an individual).

"Loans” means the Term Loans.

"Maintenance Capital Expenditures” means, for any period, Capital Expenditures made for the purpose of maintaining, restoring, updating and refurbishing any property of a Loan Party, including Capital Expenditures for the purpose of repairing and replacing equipment, fixtures and other furnishings at such property.

"Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Lender thereunder.

"Material Contract” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least the Threshold Amount annually (but excluding purchase orders issued in the ordinary course of business) or otherwise a contract under which the consequences of a default or termination would have a Material Adverse Effect.

"Material Indebtedness” means Indebtedness (other than the Loans) having an outstanding principal balance in excess of the Threshold Amount, or obligations in respect of one or more Swap Agreements of any one or more of the Loan Parties.

"Material Subsidiary” means, as of any date, any Subsidiary that, (a) as of the last date of the most recent fiscal quarter of the Borrower and Loan Parties for which financial statements have been delivered, individually or in the aggregate together with all other Material Subsidiaries, accounts for 15.00% or more of the Total Assets of the Borrowers and their Subsidiaries and 15.00% or more of the total revenue of the Borrowers and their Subsidiaries on a consolidated basis, in each case, as measured as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered and (b) is not an Excluded Subsidiary.

"Maturity Date” means, with respect to any Term Loan, the date that is five (5) years following the Borrowing Date of such Term Loan.

"Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or Commonly Controlled Entity is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

"Net Cash Proceeds” means (a) in connection with any event described in sub-clause (a) or (b) of the definition of “Prepayment Event”, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable, or otherwise), net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price, or similar obligations pursuant to the agreements governing such Prepayment Event, and net of taxes paid as a result thereof and (b) in connection with any event described in sub-clause (c) or (d) of the definition of “Prepayment Event”, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions, and other customary fees and expenses actually incurred in connection therewith.

"Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities, liabilities and other obligations and indebtedness of any of the Borrower or any Guarantor to the Lender or any indemnified party, individually or collectively, arising or incurred under any Loan Document and (ii) all other Obligations (including Swap Agreement Obligations) of any Loan Party existing on the Closing Date or arising thereafter, and including, without limitation, interest and fees and expenses, whether incurred prior to, or after the commencement of, any insolvency, bankruptcy or other similar proceeding, and whether or not allowed or allowable in any such insolvency, bankruptcy or similar proceeding; provided, however, that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

"OFAC” means the Office of Foreign Asset Control of the Department of Treasury of the United States.

"Operating Lease Expense” means, with reference to any period, the aggregate cash rental expense payable by any Loan Party or its Subsidiaries under any operating leases net of any rental income received by such Loan Party or its Subsidiaries during such period, in respect of all operating leases for real or personal property as determined in accordance with GAAP, calculated for each Loan Party and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

"Parent” means Boston Omaha Corporation.

"Participant Register” has the meaning assigned to such term in Section 15(f).

"Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the owner of any Equity Interests in the Loan Parties on taxable income earned by the Loan Parties and their Subsidiaries and attributable to such owner as a result of Borrower’s or BOB’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any equity owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners from or through the Loan Parties.

"PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Acquisition” means an acquisition by a Loan Party of (a) all or substantially all of the business and assets or not less than a majority of the outstanding Equity Interests of any Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person, or (c) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States, so long as: (i) the acquisition relates to a business (or assets used in a type of business) predominantly in such Loan Party’s existing lines of business or businesses reasonably related thereto or reasonable extensions thereof; (ii) Borrower shall have delivered to the Lender a certificate certifying that at the time of and immediately after giving effect to such acquisition, (1) no Default or Event of Default has occurred and is continuing or would result therefrom, and (2) Borrower shall be in compliance with the covenants set forth in Section 13(j) hereof and Borrower shall have provided evidence of such compliance to the Lender on a pro forma combined basis; (iii) such acquisition does not result in any material change in the management of such Loan Party; (iv) all documents relating to the Permitted Acquisition have been provided to the Lender not later than thirty (30) days after the Permitted Acquisition (or such later time as to which the Lender may agree); (v) if a new Subsidiary is formed or acquired as a result of or in connection with the Permitted Acquisition (other than a Subsidiary that does not meet the definition of Material Subsidiary), Borrower shall have complied with the requirements of Section 12(i) in connection therewith, (vi) the Permitted Acquisition is not “hostile”; and (vii) the aggregate amount of the consideration paid with respect to all Permitted Acquisitions during the term of this Agreement shall not exceed $5,000,000.

"Permitted Encumbrances” means (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 12(f), (b) Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 12(f), (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 14(g), (e) encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property, (f) Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business, (g) Liens arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods, (h) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest, and (i) bankers’ Liens, rights of setoff and other similar Liens (including under Section 4-210 of the UCC) in one or more deposit accounts maintained by any Loan Party or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements.

"Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which any Loan Party or a Commonly Controlled Entity is making, is obligated to make or has made or been obligated to make during any relevant period, contributions on behalf of participants who are or were employed by any of them.

"Prepayment Event” means (a) any sale, transfer or other disposition of any property or asset of any Loan Party or any Material Subsidiary of a Loan Party in reliance of clause (C)(4) of Section 13(c)(i) of this Agreement, (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Material Subsidiary of a Loan Party with a fair market value immediately prior to such event equal to or greater than $1,000,000 or (c) the incurrence by any Loan Party or any Material Subsidiary of any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 13(a) of this Agreement.

"Prime Rate” means a variable rate of interest per annum equal to the rate of interest from time to time published by the Board as the “Bank Prime Loan” rate in Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. The applicable Bank Prime Loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board ceases to publish a Bank Prime Loan rate or its equivalent, the rate for purposes of this definition shall be a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).

~~"~~Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

"Pro Rata Percentage” means the percentage equal to (a) the number of Borrowers and their Subsidiaries divided by (b) the number of direct or indirect Subsidiaries of BOB.

"Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti‑Terrorism Law, Anti-Corruption Law, or Sanctions, or any predicate crime to any Anti‑Terrorism Law, Anti-Corruption Law, or Sanctions, or self‑discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti‑Terrorism Law, Anti-Corruption Law, or Sanctions.

"Reportable Event” means any of the events set forth in Section 4043 of ERISA.

"Restricted Payment” means (a) any dividend or other distribution by a Loan Party with respect to any shares of any class of Equity Interests of such Loan Party, or any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such shares and (b) any payment or other distribution by a Loan Party with respect to Indebtedness that is subordinated in right of payment to the Obligations.

"Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (as of the Closing Date, Belarus, Cuba, Iran, North Korea, Syria, Russia, Venezuela and the Crimea, Donetsk and Luhansk regions of Ukraine).

"Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

"Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

"Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Borrower or any of its Material Subsidiaries shall sell or transfer to any Person any property and, as part of the same transaction or series of transactions, the Borrower or such Material Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease) such property or one or more properties which it intends to use for the same purpose or purposes as such property.

"Security Agreement” means the Amended and Restated Security Agreement, dated as of the Closing Date, by and among the Lender, the Borrower and each Guarantor (excluding FIF Utah) that is a party thereto.

"Security Documents” means, collectively, the Security Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, control agreements and other documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations.

"SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

"Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

"Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or, (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

"Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of the Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Lender or an Affiliate of the Lender.

"Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

"Term Loan” has the meaning assigned to such term in Section 2(a). Term Loan shall include the FIF Airebeam and St. George Existing Term Loans.

"Term Loan Commitment” means the commitment of the Lender to make Term Loans from time to time pursuant to this Agreement. The aggregate amount of the Lender’s Term Loan Commitment shall not exceed the Term Loan Maximum Commitment Amount, and the Term Loan Commitment shall be reduced by the amount of each Term Loan funded by the Lender pursuant to this Agreement; provided, however, the Term Loan Commitment shall be increased by the principal amount of Term Loan amounts prepaid or repaid by the Borrower, but no such prepayments or repayments, in the aggregate, shall cause the Term Loan Commitment to exceed the Term Loan Maximum Commitment Amount. The Term Loan Commitment shall be reduced to $0 and permanently terminated on the Term Loan Draw Expiration Date.

"Term Loan Draw Expiration Date” means the earlier of (a) the date upon which the aggregate amount of the Term Loan Commitment is fully advanced pursuant to Section 2(a), and (b) December 31, 2025.

"Term Loan Maximum Commitment Amount” means $18,820,947.00.

"Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further, if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than 0%, then Term SOFR shall be deemed to be 0%.

"Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

"Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

"Threshold Amount” means $1,000,000.

"Total Assets” means on any date of determination, the total assets of the Borrowers and its Subsidiaries on a consolidated balance sheet of the Borrower and its Subsidiaries determined in accordance with GAAP.

"UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Nebraska or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral.

"Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unfinanced Maintenance Capital Expenditures” means any Maintenance Capital Expenditures that are not financed with proceeds of any Term Loan, with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted herein or with the proceeds of a capital contribution by Parent to BOB or to any Subsidiary of BOB.

"U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"United States” means the United States of America.

(b)    Unless the context requires otherwise (i) any definition of or reference to any document herein shall be construed as referring to such document as from time to time amended, restated, amended and restated, supplemented or otherwise modified and (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

(c)    Any of the terms defined in this Section 1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

(d)    For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Lender pursuant to this Agreement shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any change in GAAP shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same after such change as if such change had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such change had not been occurred, and (B) the Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such change) and the basis for calculating financial covenant compliance (without reflecting such change) provided, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be capitalized in the financial statements.

2.    Term Loan Facilities.

(a)    Subject to the terms and conditions set forth herein, the Lender agrees to make Term Loans in Dollars to the Borrower, commencing on the Closing Date, and continuing through and including the Term Loan Draw Expiration Date, provided, (i) the aggregate principal amount all Terms Loans shall not exceed the Term Loan Commitment and (ii) the amount of any Term Loan shall not exceed 75% of the amount of the hard costs of the Capital Expenditures financed thereby as supported by invoices and receipts required by and delivered to the Lender and in form and substance reasonably satisfactory to the Lender; provided, further, that any request by the Borrower for a Term Loan shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each Term Loan requested, made and continued hereunder shall be a SOFR Loan, except as provided in Section 9. Each of the FIF Airebeam and St. George Existing Term Loans shall constitute Term Loans and shall be deemed to be Term Loans made to the Borrower under this Agreement as of the Closing Date and shall be subject to the terms and conditions of this Agreement.

(b)    Term Loans shall be extended upon the Borrower’s delivery to the Lender of a Borrowing Request (duly executed by an Authorized Officer of the Borrower). The Borrower shall specify in each such Borrowing Request (i) the requested Borrowing Date (which date shall be a Business Day) and (ii) the amount of such Term Loan. To request a borrowing of a Term Loan, the Borrower shall notify the Lender of such request not later than 11:00 a.m. (Central time) five (5) Business Days prior to the date of the proposed borrowing.

(c)    The Borrower shall repay each Term Loan on the first day of each calendar month (each, a “Payment Day”), commencing with the first Payment Day occurring after the Borrowing Date of such Term Loan, in monthly payments of (i) principal in an amount sufficient to fully amortize the unpaid principal balance of such Term Loan over an amortization period of one hundred (120) months so as to create substantially-level payments of principal, and (ii) accrued unpaid interest on the outstanding principal balance of such Term Loan at the rate set forth herein. The Borrower shall repay the outstanding principal amount of each Term Loan on the applicable Maturity Date (unless earlier prepaid).

(d)    The Borrower shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, subject to prior notice in accordance with the provisions of this Section 2(d). The Borrower shall notify the Lender by telephone (confirmed by writing) of any prepayment hereunder not later than 11:00 a.m. (Central time) one (1) Business Day before the date of prepayment. Each voluntary prepayment of a Term Loan shall be applied to the remaining principal installment payments of such Term Loan in the inverse order of maturity. Each mandatory prepayment described in this Section 2 shall be applied in accordance with the terms thereof. Prepayments of the Term Loans shall be accompanied by accrued interest and any prepayment fee payable as required pursuant to Section 4(b).

(e)    If at any time the aggregate principal amount of all Term Loans exceeds the Term Loan Maximum Commitment Amount, the Borrower shall immediately repay Term Loans in an aggregate principal amount sufficient to cause the aggregate principal amount of all Term Loans to be less than or equal to the Term Loan Maximum Commitment Amount.

(f)    In the event and on each occasion that any Net Cash Proceeds are received by the Borrower or any of its Subsidiaries in respect of any Prepayment Event described in clause (b) of the definition thereof, the Borrower shall, promptly after such Net Cash Proceeds are received, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided however that, if within 180 days after receipt of such Net Cash Proceeds, Borrower uses such Net Cash Proceeds to replace or rebuild real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and/or its Subsidiaries, then no prepayment shall be required pursuant to this Section 2(f), provided, further, that to the extent any of such Net Cash Proceeds have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied. All mandatory prepayments shall be applied to prepay the Term Loans (to be applied to installments of the Term Loans in the inverse order of maturity).

(g)    All payments and prepayments to be made in respect of principal, interest, or other amounts due from the Borrower hereunder shall be payable at 12:00 p.m. (Central time), on the day when due, in immediately available funds, without defense, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments hereunder shall be made in Dollars at the Lender’s Office or such other location as the Lender shall instruct the Borrower in writing. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender hereunder (excluding principal and interest), then to accrued interest hereunder to the extent such interest is then due, and the balance on account of outstanding principal hereunder.

(h)    The Lender shall maintain in accordance with its usual practice a loan account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loans, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. The balance in the loan accounts shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that any failure by the Lender to so record shall not limit or affect the Borrower’s or any Guarantor’s obligation to pay the Obligations. Upon the request of the Lender, the Borrower will promptly execute and deliver to the Lender one or more notes in form and substance reasonably satisfactory to Lender evidencing the Term Loans.

3.    Interest.

(a)    Subject to Section 3(b) hereof, (i) Term Loans that are SOFR Loans shall bear interest on the unpaid principal amount thereof at a per annum variable rate equal to Term SOFR plus the Applicable Margin; and (ii) Term Loans that are Base Rate Loans shall bear interest on the unpaid principal amount thereof at a per annum variable rate equal to the Base Rate plus the Applicable Margin.

(b)    Upon the occurrence and during the continuation of an Event of Default beyond any applicable notice and cure period and at any time following the Latest Maturity Date, at the sole discretion of Lender, the outstanding principal balance of the Loans will bear interest at a per annum rate equal to 2% above the per annum rate otherwise applicable under Section 3(a) (the “Default Rate”). The Lender may assess the Default Rate commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default regardless of the date of reporting or declaration of such Event of Default.

(c)    Accrued interest on the Loans shall be payable monthly in arrears on each Payment Day and on each Maturity Date; provided that (i) interest accrued pursuant to Section 3(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Term Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)    All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Term SOFR and the Base Rate, as applicable, shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

4.    Fees.

(a)    Unused Commitment Fee. From the Closing Date through and including the Term Loan Draw Expiration Date, the Borrower shall pay to the Lender a fee in an amount equal to 0.25% per annum on the unused portion of the Term Loan Commitment, which fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Term Loan Draw Expiration Date.

(b)     Prepayment Fees. If (i) the Lender demands payment of a Term Loan after an Event of Default and the Borrower thereafter prepays such Term Loan, or (ii) the Borrower voluntarily prepays a Term Loan at any time prior to the Maturity Date for such Term Loan, then the Borrower will pay Lender a prepayment fee in an amount equal to a percentage of the principal amount of the Term Loan prepaid calculated as follows: (A) 4%, if the prepayment occurs on or before the first anniversary of the Borrowing Date for such Term Loan (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans); (B) 3%, if the prepayment occurs after the first anniversary of the Borrowing Date (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans) for such Term Loan and on or before the second anniversary of the Borrowing Date (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans) for such Term Loan; (C) 2%, if the prepayment occurs after the second anniversary of the Borrowing Date (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans) for such Term Loan and on or before the third anniversary of the Borrowing Date (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans) for such Term Loan; (D) 1%, if the prepayment occurs after the third anniversary of the Borrowing Date (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans) of such Term Loan and on or before the fourth anniversary of the Borrowing Date (or the Initial Borrowing Date with respect to any FIF Airebeam and St. George Existing Term Loans) of such Term Loan; and (E) 0%, if such prepayment occurs thereafter.

(c)    Late Fees. In the event the Borrower fails to pay any principal, interest, or other amount payable under any Loan Document within ten (10) days following the date on which the same shall become due and payable, the Borrower agrees to pay to the Lender a late fee in an amount equal to 5% of such past due amount. Such late fee shall be payable on the sixth (6th) day (or, if such day is not a Business Day, the immediately following Business Day) following the date on which the past due amount was due and payable. For the avoidance of doubt, it is hereby understood and agreed that the payment of such late fee shall not operate as a waiver of any Default or Event of Default or waiver of any right, power or remedy of the Lender under the Loan Documents, nor constitute a waiver of any provision of any Loan Document.

(d)   Payment of Principal, Interest, Fees and Other Amounts. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Lender via wire transfer of immediately available funds to such account as the Lender may from time to time specify to the Borrower (or in such other manner as the Lender may specify). At the sole election of the Lender, all payments of principal, interest, fees, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 15(d), and other sums payable under the Loan Documents, may be paid from the proceeds of borrowings of Term Loans made hereunder or may be deducted from any deposit account of the Borrower maintains with, or the under the control of, the Lender. The Borrower hereby irrevocably authorizes the Lender to charge any deposit account of the Borrower maintained with, or under the control of, the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

5.    Increased Costs. If the Lender reasonably determines that the effect of any Change in Law is to reduce the amount of any payment of principal or interest receivable by the Lender thereon, then the Borrower will pay to the Lender on demand such additional amounts as the Lender may reasonably determine to be required to compensate the Lender for such additional costs or reduction. Any additional payment under this Section 5 will be computed from the Closing Date at which such additional costs have to be borne by the Lender. A certificate of the Lender as to any additional amounts payable pursuant to this Section 5 setting forth the calculation of such amounts shall be delivered to the Borrower and shall be conclusive, absent manifest error, as to the determination by the Lender set forth therein. The Borrower shall pay any amounts so certified to it by the Lender within ten (10) days after receipt of any such certificate. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 5 shall not constitute a waiver of the Lender’s right to demand such compensation.

6.    Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense (excluding any loss of profit) attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

7.    Inability to Determine Rates. Subject to Section 9 below, if, on or prior to the first day of any Interest Period for any SOFR Loan, the Lender determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or does not adequately and fairly reflect the cost to the Lender of funding such Loan, then the Lender will promptly so notify the Borrower. Upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans shall be suspended to the extent of the affected SOFR Loans or affected Interest Periods. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 6.

8.     Illegality. If the Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loans to such day, until it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 6.

9.    Benchmark Replacement Setting.

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time specified by Lender. No replacement of a Benchmark with a Benchmark Replacement pursuant to this paragraph will occur prior to the applicable Benchmark Transition Start Date. No swap agreement shall be deemed to be a “Loan Document” for purposes of this paragraph.

(b)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)         Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Lender will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 9(d). Any determination, decision or election that may be made by the Lender pursuant to this paragraph, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this paragraph.

(d)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Loan, or a conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans.

10.    Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a)    Each Loan Party and its respective Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(b)    the transactions contemplated by this Agreement are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders;

(c)    the Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)    the transactions contemplated by this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, in each case where such violation or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, other than Liens created under the Loan Documents;

(e)    the annual financial statements of the Loan Parties and their Subsidiaries on a consolidated/combined basis for the Loan Parties and their Subsidiaries dated as of the most recently ended fiscal year, and all interim financial statements delivered to Lender since such date and prior to the date of this Agreement: (i) are complete and correct and present fairly, in all material respects, the financial condition of the Loan Parties and their Subsidiaries on a consolidated/combined basis, (ii) disclose all material liabilities of the Loan Parties and their Subsidiaries on a consolidated/combined basis that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (iii) have been prepared in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the interim financial statements;

(f)    as of the date of the most recent annual financial statements delivered to the Lender, there has been no material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries, taken as a whole;

(g)    Schedule 10(g) hereto (as supplemented from time to time) identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Loan Parties and their Subsidiaries;

(h)    each Loan Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject in each case to Permitted Encumbrances and any other Liens permitted hereunder;

(i)    there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Loan Party or any of its Subsidiaries (i) except as set forth on Schedule 10(i), as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the transactions contemplated hereby;

(j)    except as set forth on Schedule 10(j), none of the Loan Parties nor any of their Subsidiaries (i) to such Loan Party’s or Subsidiary’s knowledge, has failed to comply with any Environmental Law in any material respect or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability;

(k)    each Loan Party and its Subsidiaries is in compliance, in all material respects, with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property;

(l)    none of the Loan Parties nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;

(m)    no ERISA Event has occurred or could reasonably be expected to occur;

(n)    none of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(o)    no part of the proceeds of the Loans have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States (the “Board”), including Regulations T, U and X;

(p)    no Default or Event of Default has occurred and is continuing;

(q)    each Loan Party is, individually and together with its Subsidiaries on a consolidated/combined basis, Solvent;

(r)    each Loan Party and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding such amounts as are being contested in compliance with Section 12(f); (provided that, (i) adequate reserves with respect to such contest have been set aside on the books of such Loan Party or such Subsidiary, as applicable, in accordance with GAAP and (ii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest);

(s)    each Loan Party and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents that act in any capacity in connection with the Loans and the other transactions established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions;

(t)    none of (i) the Loan Parties, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of any Loan Party or any Subsidiary that acts in any capacity in connection with the Loans and any other transactions contemplated by this Agreement, is a Sanctioned Person;

(u)    the use of proceeds of the Loans or other transaction contemplated by this Agreement will not violate any Anti-Corruption Law or applicable Sanctions;

(v)    the funds used to repay the Loans are not derived from any unlawful activity;

(w)    each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws or any Anti-Corruption Laws; and

(x)    as of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

11.    Conditions Precedent.

(a)    The obligations of the Lender to make the Loans shall not become effective until the date on which each of the following conditions is satisfied or waived by Lender: (i) the Lender shall have received (x) from each party hereto a counterpart of this Agreement signed on behalf of such party and (y) duly executed copies of all documents, instruments, certificates and information identified on the transaction checklist attached hereto as Exhibit B (including without limitation, at least five (5) Business Days prior to the Closing Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party and copies of all applicable identification), all in form and substance reasonably satisfactory to the Lender in all respects; (ii) the Lender shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower (other than Indebtedness permitted by Section 13(a) hereof) shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the proceeds of the Loans) and any and all liens thereunder shall have been terminated; (iii) the Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date; (iv) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct, in all material respects, on and as of the date thereof except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date); and (v) no Default or Event of Default shall have occurred and be continuing.

(b)    Each Borrowing. The obligation of the Lender to make a Term Loan on the occasion of any borrowing of Term Loans, is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct, in all material respects, on and as of the date thereof, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date), (ii) at the time of and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (iii) the receipt by the Lender of a Borrowing Request. Each borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the foregoing clauses (i) and (ii) of this Section 11(b).

12.    Affirmative Covenants. Until the Obligations shall have been paid in full in cash and this Agreement irrevocably terminated, the Borrower covenants and agrees with the Lender that:

(a)    Financial Statements and Other Information. The Borrower will furnish to the Lender:

(i)           within one hundred twenty five (125) days after the end of each fiscal year of the Loan Parties commencing with the fiscal year ending December 31, 2025, the audited balance sheet and related statements of operations, stockholders’ equity and cash flows of the Loan Parties and their Subsidiaries on a consolidated/combined basis as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (it being acknowledged that for purposes of the fiscal year ending December 31, 2025, the statements of operations, stockholders’ equity and cash flows for the fiscal year ending December 31, 2024 for purposes of comparing the previous fiscal year shall be unaudited), all reported on by independent public accountants reasonably acceptable to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for a qualification that the operations of BOB and its Subsidiaries is dependent upon the financing from Parent)) to the effect that such consolidated/combined financial statements present fairly in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a consolidated/combined basis in accordance with GAAP consistently applied;

(ii)          within fifty (50) days after the end of each fiscal quarter of each fiscal year of the Borrower, the balance sheet and related statements of operations, stockholders’ equity and cash flows of the Loan Parties and their Subsidiaries on a consolidated/combined basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a consolidated/combined basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)         concurrently with any delivery of financial statements under clause (i) above and within fifty (50) days after the end of each fiscal quarter of each fiscal year of the Borrower, a Compliance Certificate (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 13(j) and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 12(a)(i) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv)         as soon as available, but in any event at least thirty one (31) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated/combined basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Lender, of consolidated/combined balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the following four (4) fiscal quarters; and

(v)         promptly following a request therefor, such other information, statements and reports respecting the condition or operations, financial or otherwise, of the Borrower or any other Loan Party as shall be reasonably requested by the Lender.

(b)    Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of (i) the occurrence of any Default or Event of Default, (ii) receipt of any notice of any investigation by a Governmental Authority or any litigation, arbitration or proceeding commenced or threatened in writing against any Loan Party that seeks damages or asserts liability on the part of any Loan Party in excess of the Threshold Amount, (iii) any change in any Loan Party’s name as it appears in official filings in the state of its organization, (iv) the occurrence of any Reportable Compliance Event, (v) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification, (vi) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect, and (vii) any Loan Party entering into a Swap Agreement or a material amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment.

(c)    Existence; Conduct of Business. The Borrower will, and will cause each Loan Party and its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure to maintain such authority to conduct business would not reasonably be expected to result in a Material Adverse Effect.

(d)     Insurance. The Borrower will, and will cause each Loan Party and its Subsidiaries to, maintain insurance with responsible, reputable and financially sound insurance companies or associations reasonably acceptable to the Lender in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Loan Party operates, and will cause all such insurance policies to contain lender loss payable endorsements, additional insured clauses and provisions regarding notice of cancelation, satisfactory to the Lender in its sole discretion. Within thirty (30) days after the stated expiration date of any insurance policy set forth on any evidence of insurance most recently provided to the Lender, the Borrower shall provide the Lender, in each case in form and substance reasonably satisfactory to the Lender, updated evidence of existing property, business interruption and liability insurance covering each Loan Party.

(e)    Maintenance of Properties; Books and Records; Maintenance of Deposit Accounts at Lender. The Borrower will, and will cause each other Loan Party and its Subsidiaries to, (i) maintain and preserve all of its properties (tangible and intangible) which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with all requirements of law and all regulations applicable to the Borrower, such Loan Party or its properties, (ii) maintain accurate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and the other Loan Parties and (iii) maintain its primary depository relationship and operating accounts with the Lender.

(f)    Compliance with Laws, etc. The Borrower will, and will cause each Loan Party and its Subsidiaries to, (i) comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property except where the amount or validity of any such tax, assessment, or governmental charge is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties and their Subsidiaries, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(g)    Use of Proceeds. The proceeds of the Loans will be used only for funding Capital Expenditures related to infrastructure acquisitions in the ordinary course of business of the Borrower and its Subsidiaries. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request the Loans, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Terrorism Laws in any material respect, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of (or with) any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(h)    Inspection Rights. The Borrower will, and will cause each of the other Loan Parties to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies on real property owned by Borrower, to perform field examinations and collateral reviews and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Notwithstanding the foregoing, the Borrower shall not be required to reimburse the Lender for more than one such inspection in any calendar year, unless an Event of Default has occurred and is continuing.

(i)    Collateral; Further Assurances.

(i)    As promptly as possible but in any event within twenty (20) days after any Person becomes a Material Subsidiary, the Borrower shall notify the Lender thereof and cause such Material Subsidiary to deliver to the Lender a joinder to the Guaranty and the applicable Security Documents (in a form satisfactory to the Lender) pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions thereof, such joinder to be accompanied by appropriate resolutions, other documentation and legal opinions in form and substance reasonably satisfactory to the Lender.

(ii)    The Borrower will cause, and will cause each other Loan Party to cause, all of its owned property to be subject at all times to first priority, perfected Liens in favor of the Lender to secure the Obligations in accordance with the terms and conditions of the Security Documents, subject in any case to Liens permitted by Section 13(b).

(iii)    Without limiting the foregoing, the Borrower will, and will cause each Loan Party to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of the Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Borrower.

(j)    Collateral Access Agreements. If requested by Lender, the Borrower will use commercially reasonable efforts to provide the Lender with a Collateral Access Agreement with respect to each landlord, warehouseman, processor, shipper or bailee, and any other Person(s) in possession of any Collateral. For the avoidance of doubt, the Borrower’s failure to satisfy the requirements of this Section 12(j) shall not constitute an Event of Default hereunder so long as Borrower is using commercially reasonable efforts to satisfy the same.

(k)    Control Agreements. If requested by Lender, the Borrower will use commercially reasonable efforts to deliver deposit account control agreements, in form and substance acceptable to Lender, with respect to any deposit account that the Borrower or any other Loan Party does not maintain with Lender. For the avoidance of doubt, the Borrower’s failure to satisfy the requirements of this Section 12(k) shall not constitute an Event of Default hereunder so long as Borrower is using commercially reasonable efforts to satisfy the same.

(l)    Collateral Audits. The Borrower shall permit the Lender or one or more designees of Lender to perform such appraisals of Collateral, field examinations, collateral analysis, monitoring or such other business analysis as reasonably required by Lender and shall in connection therewith provide the Lender with access during normal business hours with reasonable prior notice (provided that after the occurrence and during the continuance of an Event of Default, the Lender shall be provided access at any time) to all facilities and all books and records of the Borrower required by Lender to conduct such audits and appraisals. Notwithstanding the foregoing, the Borrower shall not be required to reimburse the Lender for any such field examinations, collateral analysis, monitoring or such other business analysis and appraisals more than one time in any calendar year, unless an Event of Default has occurred and is continuing.

13.    Negative Covenants. Until the Obligations shall have been paid in full in cash and this Agreement irrevocably terminated, the Borrower covenants and agrees with the Lender that:

(a)    Indebtedness. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except for (i) Indebtedness owing to the Lender and its Affiliates and (ii)(A) purchase‑money Indebtedness incurred to finance the acquisition of any fixed or capital assets and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (B) Capital Lease Obligations and, in the case of each of clauses (A) and (B), extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that the aggregate principal amount of such purchase‑money Indebtedness and Capital Lease Obligations shall not exceed $500,000 at any time outstanding, (iii) Indebtedness existing on the Closing Date and set forth Schedule 13(a) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, (iv) unsecured Indebtedness owing to Fiber Fast Homes, LLC in an aggregate principal amount not exceeding $1,000,000 at any time outstanding, (v) other unsecured Indebtedness in an aggregate principal amount not exceeding the Threshold Amount at any time outstanding, (vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business, (vii) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing, (viii) intercompany loans and advances to the extent permitted by Section 13(d) (other than any Indebtedness permitted under clause (iv) of this Section 13(a) which shall be limited as provided in such clause (iv)), (ix)(A) Indebtedness in the form of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower or its Subsidiaries and (B) Indebtedness incurred by the Borrower or any of its Subsidiaries under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments, in each case, in connection any Permitted Acquisition or other investment permitted under this Agreement, (x) Indebtedness in respect of letters of credit or bonds backing obligations under insurance policies or related to self-insurance obligations or consisting of the financing of insurance premiums, incurred in the ordinary course of business, (xi) Indebtedness of any Person that becomes a Subsidiary after the Closing Date in connection with a Permitted Acquisition; provided such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (xii) Indebtedness owing by FIF Utah to the United States, acting through the Administrator of the Rural Utilities Service (“RUS”), provided the loan documents relating to such Indebtedness are acceptable to the Lender in all respects.

(b)    Liens. The Borrower will not, and will not permit any Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except: (i) Liens in favor of the Lender (ii) Permitted Encumbrances, (iii) any Lien on any property or asset existing on the Closing Date and set forth on Schedule 13(b); provided that (A) such Lien shall not apply to any other property or asset and (B) such Lien shall secure only those obligations which it secures on the Closing Date (iv) Liens upon assets of a Loan Party or any of its Subsidiaries securing Indebtedness permitted by Section 13(a)(ii); provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such purchase-money Indebtedness or Capital Lease Obligations and (y) the Lien encumbering the asset giving rise to the purchase-money Indebtedness or Capital Lease Obligation does not encumber any other asset of any Loan Party or any of its Subsidiaries, (v) Liens not otherwise permitted hereunder securing Indebtedness or other obligations in a principal amount not exceeding the Threshold Amount at any time outstanding, and (vi) Liens upon assets of FIF Utah securing Indebtedness permitted by Section 13(a)(xii), provided the Lender and RUS have entered into an Intercreditor Agreement, in form and substance acceptable to the Lender, pertaining to such Liens.

(c)    Fundamental Changes; Asset Sales; Guarantees.

(i)    The Borrower will not, and will not permit any Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of its Equity Interests or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (A) any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity); provided that, any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or consolidations shall not be permitted, (B) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party and (C) the Loan Parties and their Subsidiaries may (1) sell inventory and Cash Equivalents in the ordinary course of business, (2) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (3) enter into licenses of technology in the ordinary course of business, and (4) make any other sales, transfers, leases or dispositions of assets with a book value that, together with the book value of all other property of the Loan Parties and their Subsidiaries previously leased, sold or disposed of as permitted by this clause (4) during any fiscal year of the Borrower, does not exceed the Threshold Amount.

(ii)    The Borrower will not, and will not permit any Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related or incidental thereto.

(iii)    The Borrower will not, nor will it permit any Loan Party to, change its fiscal year from the basis in effect on the Closing Date.

(iv)    The Borrower will not, and will not permit any Loan Party to, consummate a Division, without the prior written consent of the Lender.

(v)    The Borrower will not, and will not permit any Loan Party to, guarantee any obligations of any Person (other than another Loan Party).

(d)         Investments. The Borrower will not, and will not permit any Loan Party to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except (i) Cash Equivalents, (ii) investments, loans or advances made by a Loan Party in or to any other Loan Party, (iii) investments, loans or advances in or to Excluded Subsidiaries (x) in an aggregate amount not to exceed $1,000,000 at any time outstanding or (y) approved by Lender in writing in its reasonable discretion, (iv) guarantees constituting Indebtedness permitted by Section 13(a), (v) investments existing on the Closing Date and listed on Schedule 13(d), (vi) extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security, or other asset acquired through bona fide collection efforts with respect to the same), (vii) loans and advances to officers, directors, or employees of any Loan Party in the ordinary course of business (including for travel, entertainment, and relocation expenses (but not to repurchase Equity Interests) in an aggregate amount not to exceed $500,000 at any time outstanding, (viii) investments in the form of Swap Agreements permitted by Section 13(k), and (ix) Permitted Acquisitions.

(e)         Transactions with Affiliates. The Borrower will not, and will not permit any Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or pay any management, advisory, or similar fees to, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions in the ordinary course of business between or among a Loan Party and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 13(f).

(f)         Restricted Payments. The Borrower will not, and will not permit any Loan Party or any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that so long as no Event of Default has occurred and is continuing: (a) a Loan Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Loan Parties may declare and pay dividends ratably with respect to their Equity Interests to other Loan Parties, (c) so long as it is permitted by law, and so long as no Default or Event of Default has occurred and is continuing or would result from such payment and so long as a Loan Party is a “pass-through” tax entity for United States federal income tax purposes, and after first providing such supporting documentation as the Lender may request, such Loan Party may declare and pay Pass-Through Tax Liabilities, (d) the Loan Parties may make payments with respect to Indebtedness that is contractually subordinated in right of payment to the Obligations to the extent permitted by the applicable subordination agreement and (e) so long as no Default or Event of Default has occurred and is continuing or would result from such payment BOB may declare and pay dividends to Parent.

(g)         Restrictive Agreements. The Borrower will not, and will not permit any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party or to guarantee Indebtedness of the Borrower or any other Loan Party or (c) the ability of any Loan Party to transfer any of its assets to the Borrower or any other Loan Party; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii)  clauses (a) and (c) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) and (c) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

(h)         Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Loan Party to, create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property in connection with any Sale and Leaseback Transaction.

(i)         Limitation on Amendments of Material Contracts. The Borrower shall not, nor shall it permit any Loan Party to, amend, supplement, or otherwise modify (pursuant to a waiver or otherwise): (i) its articles of incorporation, certificate of designation, operating agreement, bylaws, or other organizational document; or (ii) the terms and conditions of any Material Contract, in each case, in any respect materially adverse to the interests of the Lender, without the Lender’s prior written consent.

(j)         Financial Covenants. The Borrower shall not:

(i)         Consolidated Fixed Charge Coverage Ratio: As of the end of any fiscal quarter, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.15 to 1.00 for the twelve month period ending as of the last day of such fiscal quarter.

(ii)         Consolidated Total Leverage Ratio: As of the end of any fiscal quarter, permit the Consolidated Total Leverage Ratio to be greater than 3.50 to 1.00 as of the last day of such fiscal quarter.

(iii)          Maximum Capital Expenditures: During any trailing twelve-month period, make or expend Capital Expenditures (other than Maintenance Capital Expenditures or any other Capital Expenditures financed with proceeds of any Term Loan, with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted herein or with a capital contribution by Parent to BOB or any Subsidiary), in the aggregate in excess of Consolidated Adjusted EBITDA, minus (A)  any dividends or distributions paid by BOB to Parent in cash, minus (B) the cash portion of taxes paid, minus (C) Unfinanced Maintenance Capital Expenditures (other than Maintenance Capital Expenditures funded by means of a capital contribution by Parent to BOB or any Subsidiary), minus (D) principal amortization payments or redemptions (as initially scheduled on the incurrence of such debt and excluding optional prepayments thereof) on Consolidated Funded Indebtedness to be paid in cash for such period, minus (E) actual cash payments made with respect to Capital Lease Obligations during such period, and minus (F) cash Interest Expense for such period.

(k)          Swap Agreements. No Loan Party will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which a Loan Party has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.

14.    Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

(a)    any Loan Party shall fail to pay any (i) principal when and as the same shall become due and payable or (ii) any interest or other amount when and as the same shall become due and payable and such failure to pay such interest or other amount shall continue unremedied for a period of three (3) Business Days; or

(b)    any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(c)    the Borrower or any other Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in Section 12(a), 12(b), 12(c), 12(d), 12(g), 12(i) 12(k) or 13 of this Agreement or the Security Agreement; or

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (c) of this Section 14), and such failure shall continue unremedied for a period of fifteen (15) Business Days after the earlier of (i) notice thereof from the Lender to the Borrower and (ii) an Authorized Officer of the Borrower or such Loan Party has obtained knowledge thereof, provided, if such failure is not reasonably capable of being cured within such 15-Business Day period, such Loan Party shall have a reasonable time (but in any event no longer than 60 days from such notice) to cure provided that such Loan Party commences such cure within said 15-Buiness Day period and diligently pursues such cure; or

(e)    (i) the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than the Loans) of the Borrower or such other Loan Party, when and as the same shall become due and payable or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder(s) of any Material Indebtedness (or any trustee or agent on their behalf) to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered, (ii) the Borrower or any other Loan Party shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10(f)(i), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or (iii) the Borrower or any other Loan Party is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

(g)    one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower, any other Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Loan Party to enforce any such judgment or the Borrower or any other Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(h)    any ERISA Event shall occur which individually or together with all other events or conditions, if any, could subject the Borrower or any other Loan Party to any tax, penalty, or other liability which in the aggregate would exceed the Threshold Amount or result in a Lien; or

(i)    a Change in Control shall occur; or

(j)    (i) any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party shall so assert in writing or shall disavow in writing any of its obligations thereunder or (ii) any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document; or

(k)    Any license, permit or approval granted by any Government Authority or by any state or local commission or authority, whether presently existing or hereafter granted to or obtained by the Borrower that is, in the reasonable judgment of the Lender, material to the operations of the Borrower, shall expire without renewal or shall be suspended or revoked and such expiration, suspension or revocation is not fully remedied or cured within thirty (30) days thereafter or otherwise stayed by legal proceedings; or

(l)    An “Event of Default” occurs under the FIF Utah Agreement.

then, and in every such event (other than an event with respect to the Borrower or any other Loan Party described in Section 14(f)), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower: (i) terminate the Term Loan Commitment, and thereupon the Term Loan Commitment shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (provided, that Swap Agreement Obligations shall be terminated or accelerated solely in accordance with the relevant Swap Agreement); and in case of any event described in Section 14(f), the Term Loan Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender may exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code as in effect in the State of Nebraska or any other applicable jurisdiction.

Notwithstanding anything to the contrary contained in this Section 14, in the event that the Loan Parties fail (or, but for the operation of this paragraph, would fail) to comply with any of the financial covenants set forth in Section 13(j) (the “Financial Covenants”), as of the end of any fiscal quarter, then within ten (10) days after the date on which a Compliance Certificate calculating the Financial Covenants is required to be delivered pursuant to Section 12(a)(iii) for such fiscal quarter, Parent shall have the right pursuant to a written notice delivered to the Lender stating its intent to cure such failure, to issue Equity Interests (which Equity Interests will be common Equity Interests) for cash, or otherwise receive cash contributions to its capital, and in each case to contribute any such cash as common equity to the capital of the BOB (collectively, the “Cure Right”), and upon the receipt by BOB of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right and request to the Lender to effect such recalculation and receipt by the Lender of such proceeds to be applied as a mandatory prepayment as provided in Section 2(f), the applicable Financial Covenants shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated Adjusted EBITDA shall be increased for the applicable fiscal quarter and any four quarter period that includes such fiscal quarter, solely for the purpose of measuring the Financial Covenants, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and (ii) if, after giving effect to the foregoing recalculation, the Loan Parties shall then be in compliance with the requirements of the Financial Covenants, the Loan Parties shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided, however, (x) the Cure Amount will be no more than the minimum amount required to cause the Loan Parties to be in pro forma compliance with the applicable Financial Covenant; (y) the Cure Right may not be exercised more than three (3) times during the term of this Agreement; and (z) in any four (4) fiscal quarter period, there shall be a period of at least two (2) fiscal quarters during which the Cure Right has not been exercised.

15.    Miscellaneous.

(a)    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, as follows:

(i)    if to the Borrower, to it at c/o Boston Omaha Corporation, 1601 Dodge St., Ste. 3300, Omaha, NE 68102, Attention of Max Meisinger, E-mail: max@bostonomaha.com; with a copy to Koley Jessen, P.C., L.L.O., 1125 South 103rd Street, Suite 800, Omaha, NE  68124, attention: Dan McMahon, Esq., E-mail: dan.mcmahon@koleyjessen.com; and

(ii)    if to the Lender, to it at First National Bank of Omaha, 1601 Dodge Street, Stop 3306, Omaha, NE 68197, Attention of Kara Geweke, E-mail: kgeweke@fnbo.com with a copy to Kutak Rock LLP, 1650 Farnam Street, Omaha, NE 68102, attention: Thomas Makens, Esq., E-mail: thomas.makens@kutakrock.com.

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; provided that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notwithstanding the foregoing, the Lender may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient; provided that, if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Either party hereto may change its address or email address for notices and other communications hereunder by written notice to the other party.

(b)    Waiver; Amendments. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power, or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall comply with the succeeding paragraph of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

(c)    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other obligations at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all of the Obligations held by the Lender.

(d)    Costs, Expenses, Fees and Taxes.

(i)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel for the Lender) in connection with the Loans and the other transactions provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, and (ii) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable and documented fees, charges and disbursements of any outside counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, including its rights under this Section 15(d)(i), or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. In addition, the Borrower shall pay any and all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of, or otherwise with respect to, any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The provisions of this Section 15(d)(i) shall survive termination of this Agreement.

(ii)    If a payment made to the Lender hereunder would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA, the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower.

(iii)    All payments to be made by the Borrower hereunder shall be made in immediately available funds, without setoff, recoupment, deduction, defense or counterclaim and free and clear of, and, except as required by applicable law, without deduction or withholding for or on account of, any present or future income, franchise, excise, stamp or other taxes, levies, imposts, duties or other charges of any kind now or hereafter imposed by any governmental or taxing authority, but excluding taxes imposed on or measured by the net income of the Lender by the jurisdiction of its organization, the United States, the State of Nebraska or the City of Omaha, Nebraska or any taxing authority thereof (such non‑excluded items, “Taxes”). If, under applicable law, any such Taxes are required to be deducted or withheld from any such payment, the Borrower will pay additional interest or will make additional payments in such amounts as may be necessary so that the net amount received by the Lender, after withholding or deduction therefor and for any Taxes and other taxes on such additional interest or amounts, will be equal to the amount provided for herein. The Borrower hereby agrees to indemnify and to hold the Lender harmless against, the full amount of Taxes, imposed on or paid or payable by the Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this paragraph shall apply and be made whether or not the Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Determinations by the Lender pursuant to this paragraph shall be conclusive absent manifest error. The Borrower agrees to furnish promptly to the Lender official receipts evidencing payment of any Taxes so withheld or deducted. The agreements of the Borrower in this paragraph shall survive repayment of all Obligations of the Borrower to the Lender hereunder and under the other Loan Documents.

(iv)    Amounts payable by the Borrower under this Section 15(d) shall be paid within ten (10) days from the date on which the Lender makes written demand therefor.

(e)    Indemnity. The Borrower shall indemnify the Lender, the Lender’s Affiliates, and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Lender and its Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, brought by a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This indemnity shall survive termination of this Agreement. Amounts payable by the Borrower under this Section 15(e) shall be paid within ten (10) days from the date on which the Lender makes written demand therefor.

(f)    Successors and Assigns. (i) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(ii)         The Lender may, at any time, with the prior written consent of the Borrower, provided, that (A) no consent of the Borrower shall be required for an assignment to an Affiliate or, if an Event of Default has occurred and is continuing, to any other Eligible Assignee (as defined below), and (B) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan Commitments and the Loans at the time owing to it). For purposes of this Agreement, “Eligible Assignee” means any Person other than a natural Person that is (i) an Affiliate of the Lender, (ii) a commercial bank, insurance company, investment or mutual fund, or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933), or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5, 6, 15(d), (e) and (l)). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent and collateral agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with this Section.

(iii)         The Lender may, at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loan Commitments and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5, 6, 15(d), (e) and (l) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 1(d) as if it were an assignee under this Section and (B) shall not be entitled to receive any greater payment under Sections 5, 6, or 15(d), with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loans, or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Loans, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15(c) as though it were the Lender.

(iv)         In addition, the Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15(f) shall not apply to any such pledge or assignment of a security interest.

(g)    Counterparts; Integration; Severability. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other state laws based on the Uniform Electronic Transactions Act.

(h)    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(i)    Governing Law; Jurisdiction; Consent to Service of Process; etc. This Agreement shall be construed in accordance with and governed by the law of the State of Nebraska. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state court of the State of Nebraska sitting in Douglas County, Nebraska, and of the United States District Court for the District of Nebraska, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Nebraska state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in the second sentence of this Section 15(i). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15(a). Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(j)    WAIVER OF TRIAL BY JURY. EACH PARTY HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE THE LOANS UNDER THIS AGREEMENT.

(k)    USA PATRIOT Act. The Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the Act.

(l)    WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER THE BORROWER NOR ANY GUARANTOR SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)    Confidential Information. The Lender shall not disclose any information that the Borrower furnishes to the Lender hereunder or pursuant to any of the other Loan Documents and designates in writing to be confidential (but not including any such information that is or becomes generally available to the public or that is or becomes available to the Lender from a source other than the Borrower) to any Person without the consent of the Borrower, other than (a) to the Lender’s Affiliates and its and their officers, directors, employees, agents and advisors, (b) to actual or prospective assignees or participants or pledgee of the Lender’s interests under this Agreement or any financing sources of the Lender, and then only on a confidential basis, (c) as required by any law, rule or regulation or judicial process, (d) as requested or required by any state, federal or foreign authority or examiner regulating the Lender or (e) to any actual or bona fide prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations.

(n)    Survival. All covenants, agreements, representations, and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loans on the Closing Date, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as this Agreement has not been irrevocably terminated.

Section 16.          Co-Borrower Provisions.

(a)         Joint and Several Liability. References in any Loan Document to “Borrower” are to each Person signing this Agreement as Borrower (each, a “Co-Borrower”). Each Co-Borrower’s liability with respect to the Obligations is joint and several, notwithstanding the provisions of subsection (c) below, including any allocation of losses and liabilities pursuant to such subsection or otherwise. Each Co-Borrower is a direct, primary and independent obligor, and no Co-Borrower shall be deemed to be a guarantor, accommodation party or otherwise secondarily liable for the Obligations. Each Co-Borrower represents and warrants to and covenants with the Lender that (i) each Co-Borrower is engaged in operations that require financing on a joint basis and, accordingly, each Co-Borrower will materially benefit, directly or indirectly, from each Loan; (ii) each Loan has been offered to Co-Borrowers on a joint basis and would not be available to Co-Borrowers on an individual basis on the terms and conditions stated in this Agreement; and (iii) the benefits received by each Co-Borrower are reasonably equivalent to the obligations undertaken by each Co-Borrower.

(b)         Obligations and Allocations among Co-Borrowers. If any Co-Borrower (“Overpaying Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, obligations in excess of its Pro Rata Share, the other Co-Borrowers will pay the amount of such excess to Overpaying Borrower and will indemnify Overpaying Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment. Co-Borrowers agree to maintain books and records accurately reflecting each Co-Borrower’s Pro Rata Share. This subsection is only intended to allocate payments, losses, and liabilities among Co-Borrowers in order that (i) as between Co-Borrowers, each Co-Borrower is ultimately liable for its Pro Rata Share; and (ii) the value to each Borrower of the resulting rights and claims against other Borrowers pursuant to this subsection will assure that no Borrower is rendered “insolvent” by virtue of the Obligations for purposes of any applicable Requirement of Law relating to fraudulent conveyances and similar claims. The rights and obligations among Co-Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations. “Pro Rata Share” means, with respect to any Co-Borrower, the amount of Loan proceeds actually advanced to, or on behalf of, such Co-Borrower as reflected on the books and records of such Co-Borrower.

Section 17. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 17 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 17 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 17 constitute, and this Section 17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Related Hedging Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Nebraska and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 18, the following terms have the following meanings:

"BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 19. Amendment and Restatement. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Existing Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement, (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement, amended and restated hereby and (iv) FIF Utah shall be released from all obligations and liabilities under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement). This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Credit Agreement or to evidence payment of all or any portion of such obligations and liabilities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIF AIREBEAM LLC FIF ST. GEORGE, LLC as the Borrower	FIRST NATIONAL BANK OF OMAHA, as the Lender

By:_/s/Joseph M. Meisinger______________	By:_/s/ Kara Geweke___________________
Name: Joseph M. Meisinger Title: Secretary	Name: Kara Geweke Title: Director